190 Carondelet Plaza, Suite 1530
Clayton, MO 63105-3443

John E. Fischer
Vice President and Chief Financial Officer
Tel: 314-480-1405

July 10, 2009

Mr. Rufus Decker
Accounting Branch Chief
Securities and Exchange Commission
Division of Corporation Finance
Washington, DC 20549-0510

Dear Mr. Decker:

Re:      Form 10-K for fiscal year ended December 31, 2008
Form 10-Q for the period ended March 31, 2009
File No. 1-1070

In connection with our response to your comments regarding the above filings, Olin Corporation acknowledges that:

•	Olin is responsible for the adequacy and accuracy of the disclosures in our filings;

•	Comments from the SEC staff or changes to our disclosures made in response to SEC staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	Olin may not assert SEC staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                                                                    Sincerely,

 /s/ John E. Fischer

John E. Fischer
Vice President and Chief Financial Officer